SUB-ITEM 77Q1(e)

The Investment Advisory Agreement, dated May 31, 2010, by and between MFS Series Trust XV, on behalf of its series of shares, and Massachusetts Financial Services Company, is contained in Post-Effective Amendment No. 42 to the Registration Statement for MFS Series Trust XV (File Nos. 2-96738 and 811-4253), as filed with the Securities and Exchange Commission via EDGAR on May 24, 2010, under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.